Registration No. 333-18303
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                 AMENDMENT No. 1
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                           CORNERSTONE PROPERTIES INC.
             (Exact name of registrant as specified in its charter)

            Nevada                                    74-2170858
   (State or other jurisdiction of      (I.R.S. employer identification number)
   incorporation or organization)


                         Tower 56, 126 East 56th Street
                            New York, New York 10022
                                 (212) 605-7100
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------

                                  John S. Moody
                      President and Chief Executive Officer
                           Cornerstone Properties Inc.
                         Tower 56, 126 East 56th Street
                            New York, New York 10022
                                 (212) 605-7100
                       (Name, address, including zip code,
                      and telephone number, including area
                       code, of agent for service for the
                                   registrant)

                           ---------------------------

                                   Copies to:
                              F.H. MOORE, JR., ESQ.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022

                           ---------------------------


     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

                           ---------------------------


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
  Title of Each Class of           Amount to be   Proposed Maximum Offering    Proposed Maximum Aggregate  Amount of Registration
Securities to be Registered        Registered(1)       Price Per Share               Offering Price(2)               Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, without par value   $500,000,000              N/A                      $500,000,000               $151,516(3)
===================================================================================================================================

(1) The amount to be registered consists of up to $500,000,000 of an indeterminate amount of Common Stock, including Common Stock to be issued pursuant to dividend reinvestment plans.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

                           ---------------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED FEBRUARY 3, 1997

PROSPECTUS


                                  $500,000,000

                           CORNERSTONE PROPERTIES INC.

                                  Common Stock
                              --------------------

     Cornerstone Properties Inc. ("Cornerstone" or the "Company") may offer from time to time shares of its Common Stock, with no par value ("Common Stock"), with an aggregate public offering price of up to $500,000,000 in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The number of the shares and specific terms of the Common Stock in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement, including the initial public offering price and the net proceeds to the Company.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Common Stock may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or through dealers or underwriters. If any agents of the Company or any dealers or underwriters are involved in the offering of Common Stock in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable purchase price, fee, commission or discount will be set forth, or will be calculable from the information set forth, in the accompanying Prospectus Supplement, together with the net proceeds to the Company. See "Plan of Distribution". This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement describing the method and terms of the offering of such Common Stock.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              --------------------

                    The date of this Prospectus is [ ], 1997.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus or any accompanying Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale of or offer to sell the Offered Securities shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time after the date hereof. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Offered Securities in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

                              --------------------

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.


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

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company under the Exchange Act with the Commission and are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission pursuant to the Exchange Act.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, filed with the Commission pursuant to the Exchange Act.

     3. The Company's Current Reports on Form 8-K dated December 12, 1996, and January 29, 1997, filed with the Commission pursuant to the Exchange Act.

     4. The Company's Current Report on Form 8-K/A, dated January 22, 1997, filed with the Commission pursuant to the Exchange Act.

     5. The description of the Company's Common Stock contained in Item 10 of Form 10 filed with the Commission on April 30, 1982, pursuant to
          Section 12(g) of the Exchange Act, including all amendments and reports updating such description.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing hereof and prior to the date on which the Company ceases offering and selling Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests for documents should be directed to Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, New York 10022, Attention: Secretary (telephone number: (212) 605-7100).

                              --------------------


     IN CONNECTION WITH ANY UNDERWRITTEN OFFERING OF COMMON STOCK, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, ON THE LUXEMBOURG STOCK EXCHANGE, ON THE FRANKFURT STOCK EXCHANGE, ON THE DUSSELDORF STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


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

                                   THE COMPANY


     The Company is a self-advised equity real estate investment trust ("REIT"). Since its formation in 1981, the Company has developed three office properties in geographically diverse cities of the United States -- Denver, Colorado, Minneapolis, Minnesota and Seattle, Washington. The Company has also acquired four office buildings in Boston, Massachusetts, New York, New York, Oakbrook Terrace, Illinois and Pittsburgh, Pennsylvania. Six of the seven properties were built in the mid- to late-1980's and the seventh was fully renovated in the late 1980's.

     The Company's business objective is to increase its funds from operations by generating sustainable current cash flow and providing capital appreciation through investments in the office real estate markets of the United States. The general strategy of the Company is to invest in larger, high-quality office buildings in major metropolitan markets in the United States. The Company intends to focus on office properties in central business district locations, as well as in highly developed suburban markets. Highly qualified, local property managers are hired to manage the Company's properties on a day to day basis. This allows Cornerstone personnel to remain focused on financing, budgeting, leasing and other major decisions regarding the properties.

     The Company does not intend to undertake any major new business assignments other than the management of the Company's own portfolio in order to avoid potential conflicting priorities or the need to serve multiple clients. The Company continues to have advisory responsibilities to three clients which were undertaken earlier, but these responsibilities will be terminated by July 1, 1997 and, in any case, are estimated to occupy a minimal amount of management time.

     The principal executive offices of the Company are located at Tower 56, 126 East 56th Street, New York, New York, and its telephone number at that location is (212) 605-7100. The Company was organized under the laws of the State of Nevada in May 1981.


                                 USE OF PROCEEDS


     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net cash proceeds from the sale of Offered Securities for general corporate purposes, including working capital, repayment of indebtedness, investment in new properties or maintenance or improvement of currently owned properties. The Prospectus Supplement relating to a particular sale of Offered Securities will set forth the Company's intended use for the net proceeds received from the sale of such Offered Securities. Pending application of the net proceeds of any sale of Offered Securities to such uses, the Company may invest such net proceeds in short term liquid investments which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits, investment grade commercial paper and mutual funds investing in similar instruments.


                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, with no par value ("Preferred Stock"). Stockholders have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional shares of stock of any class or of securities convertible into stock of any class. The following brief description of the capital stock of the Company does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of the Company's Restated Articles of Incorporation (the "Articles of Incorporation") and Bylaws, as amended, and to the respective certificates of designations for each series of Preferred Stock, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

     The Company had 20,853,661 shares of Common Stock outstanding at January 31, 19976. Subject to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status, each outstanding share of Common Stock entitles the holder thereof to one vote on all matters presented to stockholders for a vote. There are no cumulative voting rights with respect to the election of directors. Holders of Common Stock have no conversion, sinking fund or redemption rights. All of the Offered Securities will be, when issued, fully paid and nonassessable.

     The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any Preferred Stock at the time outstanding and to the provisions of the Articles of Incorporation regarding preservation of the Company's REIT status. In the event of the liquidation of the Company, each outstanding share of Common Stock is entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

Preferred Stock

     Under the Articles of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action, to provide for the issuance of Preferred Stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the Preferred Stock of each series are fixed or designated by the Board of Directors pursuant to a certificate of designations (each, a "Certificate of Designations"). Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock.

     Holders of Preferred Stock have no voting rights in general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. Under Nevada law, if any proposed amendment to the Articles of Incorporation would alter or change any preference or any relative or other right given to the holders of Preferred Stock, then the amendment must be approved by the affirmative vote of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

     As of January 31, 1997, the Preferred Stock established by the Company consisted of (i) 3,030,303 shares of 7% Cumulative Convertible Preferred Stock, with no par value (the "7% Preferred Stock"), all of which were issued and outstanding and held by Deutsche Bank; (ii) 458,621 shares of 8% Cumulative Convertible Preferred Stock, Series A, with no par value (the "8% Preferred Stock, Series A"), all of which were issued and outstanding and held indirectly by Rodamco, N.V. ("Rodamco"); and (iii) 1,035,483 shares of its 8% Cumulative Convertible Preferred Stock, with no par value (the "8% Preferred Stock"), 689,655 of which were issued and outstanding and held by the New York State Teachers' Retirement System. Set forth below is a brief description of the terms of each series of Preferred Stock.

7% Preferred Stock

     Priority. The 7% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 7% Preferred Stock as to dividends and distributions and upon the liquidation, winding-up and dissolution of the Company and (ii) on a parity with the 8% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 7% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 7% Preferred Stock are entitled to receive cumulative cash dividends payable annually at the rate of 7% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 7% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8% Preferred Stock, Series A, or the Common Stock, an amount equal to $16.50 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 7% Preferred Stock to the date of final distribution.

     Conversion. Each share of the 7% Preferred Stock is convertible, at the option of the holder thereof, at any time after August 4, 2000, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 7% Preferred Stock at the time of conversion. The conversion price currently in effect is $16.50 per share of Common Stock, subject to adjustment.

     Redemption. The 7% Preferred Stock is not redeemable.

     Voting. The Certificate of Designations for the 7% Preferred Stock provides that if dividends payable on the 7% Preferred Stock shall be in arrears for six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of the 7% Preferred Stock shall have the right to elect two of the authorized number of members of the Board of Directors at the Company's next annual meeting of stockholders until such arrearages have been paid or set apart for payment. In addition, the Certificate of Designations for the 7% Preferred Stock provides that the issuance of any shares of Preferred Stock ranking prior to the 7% Preferred Stock shall require the consent of the holders of the 7% Preferred Stock. The Company has agreed that so long as Deutsche Bank holds at least 1,000,000 shares of the 7% Preferred Stock, the Company will not issue any shares of Preferred Stock ranking on a parity with the 7% Preferred Stock without the prior written consent of Deutsche Bank. Deutsche Bank consented to the issuance of the 8% Preferred Stock.

     Registration Rights. If at any time after one year following a registered initial public offering in the United States by the Company, Deutsche Bank notifies the Company in writing that it intends to offer or to cause to be offered for sale its shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion of the 7% Preferred Stock and requests the Company to cause such securities to be registered under the Securities Act, the Company will use its best efforts to cause such securities to be so registered if counsel for the Company shall deem such registration necessary or advisable. Deutsche Bank is required to hold and to intend to offer for public sale not less than a total of 1,500,000 shares of the 7% Preferred Stock and/or shares of Common Stock issued upon conversion thereof at the time of any such request. The Company is not obligated to make more than one registration pursuant to these provisions.

8% Preferred Stock

     Priority. The 8% Preferred Stock, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock, to the 8% Preferred Stock, Series A, and to each other class of capital stock or series of Preferred Stock established by the Board of Directors which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company and (ii) on parity with the 7% Preferred Stock and any other class of capital stock or series of Preferred Stock issued by the Company, the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock as to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company.

     Dividends. Holders of 8% Preferred Stock are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock and the 8% Preferred Stock, Series A. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary or involuntary), holders of 8% Preferred Stock are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the 8%

Preferred Stock, Series A, or the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock then outstanding into shares of Common Stock upon the consummation of a public offering meeting the following conditions (an "8% Preferred Stock Qualified Public Offering"). An "8% Preferred Stock Qualified Public Offering" means an underwritten public offering of Common Stock to be listed on the New York Stock Exchange in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering and pay-down of any then remaining debt under the Term Loan Agreement, dated as of August 8, 1995, between the Company and Deutsche Bank AG (London)) together with the net proceeds of any prior public offerings of Common Stock listed on the New York Stock Exchange equal or exceed US$200 million, (ii) the expected distributions on shares of Common Stock of the Company for the 12 months following the 8% Preferred Stock Qualified Public Offering (as certified by the treasurer or chief financial officer of the Company) divided by the public offering price is equal to or less than 7.75% and (iii) (A) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (B) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share and (C) if the 8% Preferred Stock Qualified Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that an 8% Preferred Stock Qualified Public Offering shall be deemed to occur on the first business day following any day the condition set forth in clause (i) above and each of the following conditions is satisfied: (x) the day is prior to January 1, 2000, (y) the average of the closing prices for shares of Common Stock as reported on the New York Stock Exchange composite tape for the 20 consecutive trading days immediately preceding such day (the "Composite Average") equals or exceeds the applicable minimum initial public offering price for a public offering to be considered an 8% Preferred Stock Qualified Public Offering at such time and (z) the expected distributions on shares of Common Stock for the 12 months following such day (as certified by the treasurer or chief financial officer of the Company) divided by the Composite Average is equal to or less than 7.75%.

     Redemption. The Company may redeem the 8% Preferred Stock at any time on or after November 22, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock to have received an internal rate of return of 12% per annum.

     Change in Control Put. Each holder of 8% Preferred Stock has the right to require the redemption of its 8% Preferred Stock by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a "Change in Control". A "Change in Control" means (i) a merger, consolidation or reorganization of the Company, if, after giving effect thereto, the holders of the Common Stock prior to such transaction shall fail to own at least 51% of the capital stock entitled to vote for the election of directors in the successor entity, (ii) the sale of a majority or more of the assets of the Company in any single transaction or in any series of related transactions or
(iii) a change in the composition of the Board of Directors of the Company such that during any period of two consecutive years the individuals who at the beginning of such period were directors of the Company shall cease for any reason to constitute a majority of the directors then in office (and not designated to the Board by any holder of Preferred Stock) unless the individuals replacing such directors were elected or nominated by the Board of Directors of the Company.

     Restriction on Debt. The Company may not incur debt exceeding 60% of the appraised value of the assets of the Company other than debt in an amount which does not exceed the principal amount of outstanding debt of the Company extended, refinanced, renewed or replaced with the proceeds thereof, plus any costs associated with the extension, refinancing, renewal or replacement.

     Voting. The Certificate of Designations for the 8% Preferred Stock provides that the holders of shares of 8% Preferred Stock are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock also provides that if (i) on or prior to December 31, 1999, the Company has not completed an 8% Preferred Stock Qualified Public Offering, (ii) dividends on the 8% Preferred Stock are in arrears for two consecutive calendar quarters or more or (iii) the Company has violated the restriction on debt described above, the holders of the outstanding shares of 8% Preferred Stock shall have the right to elect one additional member of the Board of Directors. The Certificate of Designations for the 8% Preferred Stock further provides that prior to the completion of an 8% Preferred Stock Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock outstanding at the time shall be necessary to effect certain material changes to the Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. The consent of the holders of 8% Preferred Stock is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Registration Rights. The holders of at least 25% of the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock (the "8% Conversion Stock") may require the Company to use its best efforts to register the 8% Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering an 8% Preferred Stock Qualified Public Offering became effective or (ii) December 31, 1999 if an 8% Preferred Stock Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock have been granted certain incidental rights to register 8% Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

8% Preferred Stock, Series A

     Priority. The 8% Preferred Stock, Series A, with respect to dividends and distributions and upon the liquidation, dissolution or winding-up of the Company, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the 8% Preferred Stock as to dividends and distributions or upon the liquidation, winding-up and dissolution of the Company; (ii) on a parity with any other class of capital stock or series of Preferred Stock issued by the Company the terms of which expressly provide that such class or series will rank on a parity with the 8% Preferred Stock, Series A, with respect to dividends and distributions or upon the liquidation, dissolution or winding-up of the Company; and (iii) junior to the 7% Preferred Stock and the 8% Preferred Stock.

     Dividends. Holders of 8% Preferred Stock, Series A, are entitled to receive cumulative cash dividends payable quarterly at the rate of 8% per annum when, as and if declared by the Board of Directors out of funds legally available therefor and in preference to any dividend payable on the Common Stock. Such dividends accrue from day to day and are cumulative, whether or not declared.

     Liquidation. Upon the liquidation, dissolution or winding-up of the Company (either voluntary of involuntary), holders of 8% Preferred Stock, Series A, are entitled to receive out of the assets of the Company available for distribution after payment of all liabilities, before any distribution is made to the holders of the Common Stock, an amount equal to $145.00 per share plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of 8% Preferred Stock, Series A, to the date of final distribution.

     Conversion. Each share of 8% Preferred Stock, Series A, is convertible, at the option of the holder thereof, at any time and from time to time, into that number of shares of Common Stock as is determined by dividing the stated value of such share by the conversion price in effect for the 8% Preferred Stock, Series A, at the time of conversion. The conversion price currently in effect is $14.50 per share of Common Stock, subject to adjustment.

     Conversion by the Company. The Company has the right, at its option, to convert all shares of 8% Preferred Stock, Series A, then outstanding into shares of Common Stock upon the consummation of a "Series A Qualified Public Offering". A "Series A Qualified Public Offering" means: a "Public Offering" (as defined below) prior to January 1, 2000 in which (i) the aggregate net proceeds to the Company (after payment of all fees and expenses of the offering) together with the net proceeds of any prior Public Offerings of Common

Stock listed on the New York Stock Exchange equal or exceed the Minimum Amount (as defined below) and (ii) (a) if the Public Offering is completed in calendar year 1997, the initial public offering price is at least $16.00 per share, (b) if the Public Offering is completed in calendar year 1998, the initial public offering price is at least $16.50 per share or (c) if the Public Offering is completed in calendar year 1999, the initial public offering price is at least $17.00 per share; provided, however, that a Qualified Public Offering shall be deemed to occur on the first business day which follows any period of 20 trading days after a Public Offering and prior to January 1, 2000 in which the Composite Average equals or exceeds the applicable minimum initial price for a Public Offering to be considered a Series A Qualified Public Offering at such time. "Public Offering" means an underwritten public offering of Common Stock pursuant to an effective registration statement under the 1933 Act and listed on the New York Stock Exchange. "Minimum Amount" means, at any time, the sum of (i) $75 million plus (ii) the product of .5618 multiplied by the stated value of all shares of 8% Preferred Stock issued by the Company prior to such time and after November 1, 1996. As of December 1, 1996, the Minimum Amount was $131,180,000.

     Redemption. The Company may redeem the 8% Preferred Stock, Series A, at any time on or after December 31, 2001, as a whole in cash at a redemption price equal to $145.00 per share plus an amount equal to all dividends accrued and unpaid thereon through the redemption date, plus a redemption premium calculated to cause the holders of the 8% Preferred Stock, Series A, to have received an internal rate of return equal to 12% per annum.

     Put if No Public Offering. Each holder of the 8% Preferred Stock, Series A, has the right to require redemption of its 8% Preferred Stock, Series A, in cash at a price equal to $145.00 per share plus a sum equal to all dividends accrued and unpaid thereon (if any) if the Company has not completed, prior to January 1, 2001, a Public Offering in which the aggregate net proceeds to the Company (after payment of fees and expenses of the offering) equal or exceed $75,000,000.

     Change in Control Put. Each holder of shares of 8% Preferred Stock, Series A, has the right to require the redemption of its 8% Preferred Stock, Series A, by the Company in cash at a redemption price equal to $146.45 per share plus an amount equal to all dividends accrued and unpaid thereon to the redemption date upon the occurrence of a Change in Control (as defined above).

     Voting. The Certificate of Designations for the 8% Preferred Stock, Series A, provides that the holders of shares of 8% Preferred Stock, Series A, are entitled to elect one member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, also provides that if dividends on the 8% Preferred Stock, Series A, are in arrears for two consecutive calendar quarters or more, the holders of the outstanding shares of 8% Preferred Stock, Series A, shall have the right to elect one additional member of the Board of Directors of the Company. The Certificate of Designations for the 8% Preferred Stock, Series A, further provides that prior to the completion of a Series A Qualified Public Offering, the consent of the holders of at least a majority of the shares of 8% Preferred Stock, Series A, outstanding at the time shall be necessary to effect certain material changes to the Restated Articles of Incorporation or to increase the size of the Board of Directors to greater than nine members. Such consent is not required for increases in the size of the Board of Directors to allow for directors elected by holders of 8% Preferred Stock or 8% Preferred Stock, Series A, to be seated.

     Designation of Director. The Company has agreed that, as long as Rodamco maintains an investment in the Company of at least $50 million, management of the Company will continue to nominate a representative of Rodamco for election to the Board of Directors and the Investment Committee of the Board of Directors.

     Registration Rights. The holders of all the shares of Common Stock or other securities issuable upon conversion of the 8% Preferred Stock, Series A ("Series A Conversion Stock"), may require the Company to use its best efforts to register the Series A Conversion Stock on the earlier of (i) the date which is six months after the date the registration statement filed by the Company covering a Public Offering shall have become effective and (ii) December 31, 2000 if a Series A Qualified Public Offering shall not have been completed on or prior to such date. In addition, holders of the 8% Preferred Stock, Series A, have been granted certain incidental rights to register the Series A Conversion Stock upon the filing of registration statements by the Company, subject to certain limitations.

Conversion Price Adjustments

     Subject to certain exceptions, the conversion prices per share applicable to the 7% Preferred Stock, the 8% Preferred Stock and the 8% Preferred Stock, Series A, are subject to adjustment upon the occurrence of certain events, including (i) dividends (and other distributions) payable in Common Stock on the Company's outstanding shares of Common Stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the profits or surplus of the Company).

     In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each outstanding share of 7% Preferred Stock, 8% Preferred Stock and 8% Preferred Stock, Series A, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of the applicable series of Preferred Stock is convertible immediately prior to such transaction.

                        CERTAIN PROVISIONS OF NEVADA LAW
                 AND OF THE COMPANY'S ARTICLES OF INCORPORATION

     The terms of Chapter 78 of the Nevada Revised Statutes, entitled the Nevada General Corporation Law (the "NGCL"), apply to the Company. Under certain circumstances, the following selected provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. The Articles of Incorporation and Bylaws of the Company do not exclude the Company from such provisions of the NGCL. Such provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Such provisions may also have the effect of preventing changes in the management of the Company.

Control Share Acquisitions

     Pursuant to Sections 78.378 to 78.3793 of the NGCL, an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting powers, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above provisions do not apply if the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

Certain Business Combinations

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 19 months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, the Company's Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by such provisions.

Directors' Duties

     Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers with a view to the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, the interests of the community and of society and the long and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors must consider the interests set forth above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause the assets of the corporation or any successor to be less than the liabilities or would render the corporation or any successor insolvent or lead to bankruptcy proceedings.

Put Provisions

     The terms of the 8% Preferred Stock and the 8% Preferred Stock, Series A, allow the holders to require the Company to redeem their shares in certain circumstances, including upon the occurrence of events constituting a "Change in Control." See "Description of Capital Stock of the Company--Preferred Stock."

Ownership Restrictions

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of a taxable year. To help ensure that the Company continues to qualify as a REIT,
Article 8 of the Company's Articles of Incorporation provides that shares of the Company's stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of capital stock of the Company (the "6% Limit"). Shares of stock acquired in excess of the 6% Limit shall be deemed to be transferred to the Company as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to the Company or its designee at their "fair market value" for a 90-day period.
Article 8 further provides that a person who knowingly violates the 6% Limit must indemnify the Company and its stockholders for losses if such violation causes the Company either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the material federal income tax considerations associated with an investment in the Common Stock offered hereby. Shearman & Sterling, counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes the federal income tax considerations that are likely to be material to a holder of Common Stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular prospective stockholder in light of his or her personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Code, such as insurance companies, financial institutions and broker-dealers. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion and the opinions of Shearman & Sterling are based on current law.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIM, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF THE COMPANY.

Federal Income Taxation of the Company

     The Company believes that, commencing with its taxable year ended December 31, 1983, it was organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it has qualified or will remain qualified as a REIT. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its status as a REIT. Based on various assumptions and factual representations made by the Company, in the opinion of Shearman & Sterling, counsel to the Company, the Company was organized and has operated in conformity with the requirements for qualification as a REIT, the Company has operated so as to qualify as a REIT since its taxable year ended December 31, 1992 (which such counsel believes is the Company's earliest taxable year which is within the normal period for federal tax audit), and the Company's proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for each of its subsequent taxable years. Such qualification depends upon the Company's ability to meet the various requirements imposed under the Code through actual operations, as discussed below, and no assurance can be given that actual operations will meet these requirements. The opinion of Shearman & Sterling is not binding on the IRS. The opinion of Shearman & Sterling also is based upon existing law, the regulations issued by the United States Treasury Department (the "Treasury Regulations"), currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the stockholder level) that usually results from investments in a corporation.

     The Company, however, will be subject to federal income tax, as follows: first, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax." Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company should acquire or be treated as acquiring any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess of (a) the fair market value of the asset as of the beginning of the applicable Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS (the "Built-In Gain Rules").

Requirements for Qualification

     To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets and distributions of income to stockholders.

     Organizational Requirements

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more directors or trustees, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code, (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code,
(v) the beneficial ownership of which is held by 100 or more persons (the "100 Stockholder Requirement"), and (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"). In addition, certain other tests, described below, regarding the nature of its income and assets also must be satisfied. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

     In order to protect the Company from a concentration of ownership of its stock that would cause the Company to fail the Five or Fewer Requirement or the 100 Stockholder Requirement, the Articles of Incorporation of the Company provides that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of the Company with certain exceptions. In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership would cause more than 50% in value of the Company's outstanding stock to be owned by five or fewer individuals or would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rule of attribution). In rendering its opinion that the Company has operated in a manner so as to qualify, and its proposed method of operation will continue to enable it to qualify, as a REIT, Shearman & Sterling is relying on the representation of the Company that the ownership of its stock has satisfied and will satisfy the Five or Fewer Requirement and the 100 Stockholder Requirement, without regard to whether, as a matter of law, the provisions contained in the Articles of Incorporation will preclude the Company from failing the Five or Fewer Requirement or the 100 Stockholder Requirement.

     Pursuant to applicable Treasury Regulations, a REIT must maintain certain records and request on an annual basis certain information designed to disclose the actual owners of its outstanding shares. The Company believes it has complied with and intends to continue to comply with such requirements.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

     The Company owns and operates a number of properties through wholly-owned subsidiaries. Under the Code, a corporation which is a "qualified REIT subsidiary" is not treated as a separate corporation; rather, all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and such items (as the case may be) of the REIT. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of the Company.

     Income Tests

     To maintain qualification as a REIT, the Company must satisfy three gross income requirements annually. First, at least 75% of the Company's gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from "prohibited transactions" and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

     Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property," solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or constructive owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property." Fourth, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

     The Company has not and does not anticipate that it will in the future (i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or (iii) derive rent attributable to a Related Party Tenant. The Company believes it has met and will continue to meet the three gross income requirements outlined above.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "interest," however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under certain provisions of the

Code. These relief provisions will be generally available if (i) the Company's failure to meet these tests was due to reasonable cause and not due to willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return and (iii) any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. As discussed above in "-- Federal Income Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test; and in such case, the Company will cease to qualify as a REIT.

     Asset Tests

     At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT Subsidiary or another
REIT).

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company has maintained and intends in the future to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     Annual Distribution Requirements

     In order to be taxed as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends-paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration. Even if the Company satisfies the foregoing distribution requirements, to the extent that the Company does not distribute all of its net capital gain or "REIT taxable income," as adjusted, it will be subject to tax thereon at regular capital gains or ordinary corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its capital gain net income for that year and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if the Company disposes of any asset subject to the Built-In Gain Rules, the Company will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

     It is expected that the Company's REIT taxable income will continue to be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of non-cash deductions. In the event that such timing differences occur, the Company may find it necessary to seek funds through borrowings or the issuance of equity securities (there being no assurance that it will be able to do so) or, if possible to pay taxable stock dividends in order to meet the dividend requirement.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. The Company will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income; and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Common Stock that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as follows.

     Distributions Generally

     Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of the Company's current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of the Company will be allocated first to the Company's Preferred Stock (to the extent of distributions made in respect thereof), and then to the Common Stock. Distributions are not eligible for the dividends-received deduction for corporations. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's Common Stock, and the distribution in excess of a U.S. Stockholder's tax basis in its Common Stock will be taxable as gain realized from the sale of its Common Stock. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own federal income tax returns any losses of the Company.

     The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "-- Federal Income Taxation of the Company" above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company's earnings and profits. As a result, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

     Capital Gain Dividends

     Dividends to U.S. Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

     Passive Activity Loss and Investment Interest Limitations

     Distributions from the Company and gain from the disposition of Common Stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment income limitation on the deduction of investment interest. Under recently enacted legislation, net capital gain from the disposition of Common Stock and capital gain dividends generally will be excluded from investment income.

     Certain Dispositions of Shares

     In general, a U.S. Stockholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between the sales price for such shares and the adjusted tax basis for such shares. Gain or loss realized upon a sale or exchange of Common Stock by a U.S. Stockholder who has held such Common Stock for more than one year will be treated as long-term capital gain or loss, respectively, and otherwise will be treated as short-term capital gain or loss. However, losses incurred on the sale or exchange of Common Stock held for less than six months (after applying certain holding period rules) will be deemed long-term capital loss to the extent of any capital gain dividends received by the selling stockholder from those shares.

     Treatment of Tax-Exempt Stockholders

     A tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a 401(k) plan, that holds the Common Stock as an investment generally will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Common Stock with borrowed funds, some or all of its dividends will be subject to tax. In addition, a portion of the dividends paid to certain pension plans (including 401(k) plans but not including IRAs and government pension plans) that own more than 10% (by value) of the Company's outstanding capital stock will be taxed as unrelated business taxable income if the Company is a "pension held REIT." The Company does not expect to be a "Pension held REIT."

Special Tax Considerations for Foreign Stockholders

     The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of these rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, Non-U.S Stockholders will be subject to regular United States federal income tax with respect to their investment in the Company if the investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular United States federal corporate income tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable. Certain certification requirements must be met in order for effectively connected income to be exempt from withholding. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a United States federal income tax equal to 30% of the gross amount of the dividend unless this tax is reduced by an applicable tax treaty. To the extent that the Company makes a distribution in excess of its current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing a Non-U.S. Stockholder's basis in its Common Stock (but not below zero), and the distribution in excess of a Non-U.S. Stockholder's tax basis in its Common Stock will be treated as gain realized from the sale of its Common Stock.

     Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the branch profits tax generally at the rate of 30%, subject to reduction under a tax treaty, if applicable.

     All dividends payable in respect of the 8% Preferred Stock, Series A, will, to the extent permitted under the Code, be paid first out of earnings and profits other than earnings and profits attributable to gain from the sale or exchange of United States real property interests. Consequently, a proportionately greater amount of distributions in respect of the Common Stock, the 7% Preferred Stock and the 8% Preferred Stock may be out of earnings and profits attributable to gain from the sale or exchange of United States real property interests.

     Although tax treaties may reduce the Company's withholding obligations, the Company generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of all other distributions out of current or accumulated earnings and profits, unless reduced by an applicable tax treaty. In addition, as a result of recently enacted legislation, the Company generally will withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A Non-U.S. Stockholder generally will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. taxed owed by such Non-U.S. Stockholder.

     Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company.

     If the Common Stock constitutes a "United States real property interest" within the meaning of FIRPTA, a sale of Common Stock by a Non-U.S. Stockholder generally will be subject to United States federal income taxation. The Common Stock will constitute a United States real property interest unless the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. Currently, the Company does not qualify as a domestically controlled REIT, and will not qualify as a domestically controlled REIT for at least five years following completion of this Offering. It is currently anticipated that, following the expiration of such five-year period, the Company will be a domestically controlled REIT and therefore that the sale of Common Stock thereafter will not be subject to taxation under FIRPTA. However, in part because the Common Stock is publicly traded in the United States, Luxembourg and Germany, no assurance can be given that the Company will qualify as a domestically controlled REIT even following such five-year period. So long as the Company is not a domestically controlled REIT, gain on the sale of Common Stock will be subject to taxation under FIRPTA, and a Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Even at such time as the Company may become a domestically controlled REIT, capital gains will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

     Upon the death of a foreign individual stockholder, the stockholder's shares will be treated as part of the stockholder's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

     The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Common Stock. Backup withholding will apply only if the holder (i) fails to furnish his or her taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number),
(ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed properly to report payments of interest and dividends or is otherwise subject to backup withholding or (iv) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and (a) that he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments or (b) that he or she has been notified by the IRS that he or she is no longer subject to backup withholding. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

     Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.

State and Local Tax

     The Company and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of the Company and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell Common Stock to one or more underwriters or dealers for public offering and sale by them or may sell Common Stock to investors directly or through agents. The Prospectus Supplement with respect to the Common Stock offered thereby describes the terms of the offering of such Common Stock and the method of distribution of the Common Stock offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Common Stock may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Common Stock, underwriters, dealers or agents may be deemed to have received compensation from the Company in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of the Common Stock for whom they may act as agent. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of Common Stock may engage in other transactions with, or perform other services for, the Company in the ordinary course of business.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Common Stock, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them on the resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, Common Stock will be sold in such jurisdictions only through registered or licensed brokers and dealers. In addition, in certain states Common Stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


                                     EXPERTS

     The consolidated financial statements as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993 incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part, have been incorporated herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Shearman & Sterling, New York, New York and Lionel, Sawyer & Collins, Las Vegas, Nevada.

================================================================================
No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date or, in the case of information incorporated herein by reference, the date of filing with the Securities and Exchange Commission.

                  ---------------


                 TABLE OF CONTENTS
                       Page

Available Information...............................2
Incorporation of Certain Information by Reference...3
The Company.........................................4
Use of Proceeds.....................................4
Description of Capital Stock of the Company.........4
Certain Provisions of Nevada Law and
   of the Company's Articles of Incorporation......11
Federal Income Tax Considerations..................13
Plan of Distribution...............................21
Experts............................................21
Legal Matters......................................21
================================================================================

================================================================================
                                  $500,000,000



                           CORNERSTONE PROPERTIES INC.




                                  Common Stock




                                  -------------

                                   PROSPECTUS
                                  -------------






                                    [ ], 1997
================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table is an itemized listing of expenses to be incurred by the Company in connection with the issuance and distribution of the shares of Common Stock being registered hereby, other than underwriting discounts and commissions. All amounts shown are estimates, except the SEC Registration fee:

          SEC Registration Fees............................     $151,516
          NYSE Listing Fee.................................      179,100
          Printing and Engraving Expenses..................      280,000
          Accounting Fees and Expenses.....................       50,000
          Legal Fees and Expenses (other than Blue Sky)....      300,000
          Transfer Agent and Registrar Fees................        2,500
          Blue Sky Fees and Expenses.......................       15,000
          Miscellaneous....................................       30,000
                                                              ---------

          Total............................................    1,008,116
                                                             ===========

Item 15.  Indemnification of Officers and Directors

          Subsection 1 of Section 78.751 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendre or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

          Subsection 2 of Section 78.751 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 78.751 of the NRS further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that any indemnification provided for by Section 78.751 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.751.

          Article IX of the Bylaws of the Company provides for indemnification of its officers and Directors, substantially identical in scope to that permitted under Section 78.751 of the NRS. The Bylaws provide, pursuant to Subsection 5 of Section 78.751 of the NRS, that the expenses of officers and Directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the Director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the Company pursuant to Article IX of the Bylaws.

Item 16.      Exhibits

        Exhibit
         Number     Description of Exhibit

          1.1*      Form of Underwriting Agreement

          4.1** Specimen of Common Stock Certificate (filed as Exhibit 4.1 to the Company's Form 10-Q filed April 30, 1982 (Commission File No. 0-10421) and incorporated by reference herein)

          4.2**     Restated Articles of Incorporation of the Company (filed as
                    Exhibit 3.1 to the Company's Form 10-K for the year ended December 31, 1995 (Commission File No. 0-10421) and incorporated by reference herein)

          4.3** Bylaws of the Company (filed as Exhibit 3.5 to the Company's Form 10-K for the year ended December 31, 1995 (Commission File No. 0-10421) and incorporated by reference herein)

          4.4** Certificate of Designations of 3,030,303 Shares of the 7% Cumulative Convertible Preferred Stock, without par value, of the Company (filed as Exhibit 3.1(a) to the Company's Form 10-K for the year ended December 31, 1995 (Commission File No. 0-10421) and incorporated by reference herein)

          4.5** Certificate of Designations of 1,034,483 Shares of 8% Cumulative Convertible Preferred Stock, without par value, of the Company (filed as Exhibit 4.1 to the Company's Form 8-K filed December 12, 1996 (Commission File No. 0-10421) and incorporated by reference herein)

          4.6** Certificate of Designations of 458,621 Shares of 8% Cumulative Convertible Preferred Stock, Series A, without par value, of the Company (filed as Exhibit 4.2 to the Company's Form 8-K filed December 12, 1996 (Commission File No. 0-10421) and incorporated by reference herein)

          5.1       Opinion of Lionel Sawyer & Collins

          8.1       Opinion of Shearman & Sterling as to certain tax matters

          23.1 Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit 5.1)

          23.2 Consent of Shearman & Sterling (contained in the opinion filed as Exhibit 8.1)

          23.3      Consent of Coopers & Lybrand L.L.P.

          24.1      Powers of Attorney

          *         To be filed by amendment with the offering of Securities.

          **        Previously filed.

Item 17. Undertakings

          The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The undersigned Registrant hereby further undertakes that:

          (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 3rd day of February, 1997.

                             CORNERSTONE PROPERTIES INC.


                             By:     /s/ John S. Moody
                                 ----------------------------
                                  Name:  John S. Moody
                                  Title:  President and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature                     Title                           Date



 /s/ Rolf E. Breuer*          Chairman of the Board and       February 3, 1997
---------------------------      Director
Dr. Rolf-E. Breuer

  /s/ John S. Moody           President and Chief Executive   February 3, 1997
---------------------------      Officer, and Director
John S. Moody                    (Principal Executive Officer)


  /s/ Thomas P. Loftus        Vice President and Controller   February 3, 1997
---------------------------   (Principal Accounting Officer)
Thomas P. Loftus

  /s/ Kevin P. Mahoney        Vice President and Treasurer    February 3, 1997
---------------------------   (Principal Financial Officer)
Kevin P. Mahoney

  /s/ Cecil D. Conlee*        Director                        February 3, 1997
---------------------------
Cecil D. Conlee

  /s/ George A. Davis*        Director                        February 3, 1997
---------------------------
George A. Davis

  /s/ Blake Eagle*            Director                        February 3, 1997
---------------------------
Blake Eagle

  /s/ Karl-Ludwig Hermann*    Director                        February 3, 1997
---------------------------
Dr. Karl-Ludwig Hermann

  /s/ Hans C. Mautner*        Director                        February 3, 1997
---------------------------
Hans C. Mautner

  /s/ Gerald Rauenhorst*      Director                        February 3, 1997
---------------------------
Gerald Rauenhorst

  /s/ Michael J.G. Topham*    Director                        February 3, 1997
---------------------------
Michael J.G. Topham

  /s/ Berthold T. Wetteskind* Director                        February 3, 1997
---------------------------
Berthold T. Wetteskind

----------
*  By John S. Moody as Attorney-In-Fact.

                                  EXHIBIT INDEX


Exhibit
Number        Description of Exhibit                                      Page
------        ----------------------                                      ----

       1.1*   Form of Underwriting Agreement

       4.1**  Specimen of Common Stock Certificate (filed as
              Exhibit 4.1 to the Company's Form 10-Q filed April
              30, 1982 (Commission File No. 0-10421) and incorporated by reference herein)

       4.2** Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Form 10-K for the year ended December 31, 1995 (Commission File No. 0-10421) and incorporated by reference herein)

       4.3**  Bylaws of the Company (filed as Exhibit 3.5 to the
              Company's Form 10-K for the year ended December 31,
              1995 (Commission File No. 0-10421) and incorporated by reference herein)

       4.4** Certificate of Designations of 3,030,303 Shares of the 7% Cumulative Convertible Preferred Stock, without par value, of the Company (filed as Exhibit 3.1(a) to the Company's Form 10-K for the year ended December 31, 1995 (Commission File No. 0-10421) and incorporated by reference herein)

       4.5** Certificate of Designations of 1,034,483 Shares of 8% Cumulative Convertible Preferred Stock, without par value, of the Company (filed as Exhibit 4.1 to the Company's Form 8-K filed December 12, 1996 (Commission File No. 0-10421) and incorporated by reference herein)

       4.6** Certificate of Designations of 458,621 Shares of 8% Cumulative Convertible Preferred Stock, Series A, without par value, of the Company (filed as Exhibit
              4.2 to the Company's Form 8-K filed December 12, 1996 (Commission File No. 0-10421) and incorporated by reference herein)

       5.1    Opinion of Lionel Sawyer & Collins

       8.1 Opinion of Shearman & Sterling as to certain tax matters

       23.1 Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit 5.1)

       23.2 Consent of Shearman & Sterling (contained in the opinion filed as Exhibit 8.1)

       23.3   Consent of Coopers & Lybrand L.L.P.

       24.1   Powers of Attorney



       *      To be filed by amendment with the offering of Securities.
       **     Previously filed.